Exhibit 11.1

                        Litchfield Financial Corporation
                        Computation of Earnings per Share


                                               Year Ended December 31,
                                              ------------------------
                                            1996           1995            1994
                                            ----           ----            ----
Primary
   Weighted average number of
   common shares outstanding ........     5,441,636     4,315,469     4,116,685

   Net effect of dilutive
   stock options--based on
   the treasury stock method
    using the average market
     price ..........................       232,628       207,514       163,321
                                            -------       -------       -------

   Total ............................     5,674,264     4,522,983     4,280,006
                                          =========     =========     =========

   Income before extraordinary
    item ............................   $ 5,273,000   $ 3,449,000   $ 2,699,000
   Extraordinary item
     (net of applicable tax
        benefit of $76,000) .........          --            --        (126,000)
                                        -----------   -----------   ------------

   Net income .......................   $ 5,273,000   $ 3,449,000   $ 2,573,000
                                        ===========   ===========   ============

   Income before extraordinary
        item per common share .......         $.93         $ .76          $ .63
   Extraordinary item (net of
       applicable tax benefit
       of $76,000)
      per common share ..............           --            --          (.03)
                                                ---          ----          -----
   Net income per common share ......         $ .93        $ .76         $  .60
                                                ===          ====          =====

Fully Diluted
   Weighted average number of
    common shares outstanding .......     5,441,659     4,313,583     4,116,685
   Net effect of dilutive
   stock options--based on the
   treasury stock method using
   the average market price .........       294,808       229,426       163,321
                                            -------       -------       -------

   Total ............................     5,736,467     4,543,009     4,280,006
                                          =========     =========     =========

   Income before extraordinary item .   $ 5,273,000   $ 3,449,000   $ 2,699,000
   Extraordinary item (net of
    applicable tax benefit of
    $ 76,000)                                  --            --        (126,000)
                                        -----------   -----------   -----------
   Net income .......................   $ 5,273,000   $ 3,449,000   $ 2,573,000
                                        ===========   ===========   ===========

   Income before extraordinary
     item per common share ..........   $       .92   $       .76   $       .63
   Extraordinary item (net
    of applicable tax benefit
    of $76,000)
      per common share ..............           --            --           (.03)
                                        -----------   -----------   -----------
   Net income per common share ......   $       .92   $       .76   $       .60
                                        ===========   ===========   ===========